EXHIBIT 99

FOR IMMEDIATE RELEASE
May 29, 2008	NYSE-ARD

ARENA RESOURCES, INC. ANNOUNCES PRICING OF
PUBLIC COMMON STOCK OFFERING

               Tulsa, OK May 29, 2008 — Arena Resources, Inc. (NYSE-ARD) (“Company”)(“Arena”) today announced that it has priced its sale of 2,175,000 shares of its common stock resulting in net proceeds of approximately $100,750,000. On May 28, 2008, the closing price of the Company’s common shares on the New York Stock Exchange was $51.92 per share. Dahlman Rose & Company, LLC acted as the bookrunning manager for the offering with Tudor, Pickering, Holt & Co. Securities Inc. and Capital One Southcoast, Inc. as co-managers. The Company expects to close the sale of the common shares on June 3, 2008, subject to customary closing conditions. The Company has granted the underwriters a 30-day option to purchase up to 326,250 additional shares to cover over-allotments.

               The common shares are being issued pursuant to the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission. Copies of the final prospectus supplement relating to this offering may be obtained from Dahlman Rose & Company, LLC, 142 West 57th Street, 18th Floor, New York, New York 10019.

               Arena intends to use the net proceeds from the offering to repay existing debt and for capital expenditures, which will include drilling and development of its properties and possible acquisitions of additional properties.

               This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Arena Resources, Inc.
Arena Resources, Inc. is an oil and gas exploration, development and production company with current operations in Texas, Oklahoma, Kansas, and New Mexico.

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that are more fully described in the prospectus supplement relating to the offering under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”, and in additional documents the Company has filed with the Securities and Exchange Commission.

For further information contact:
Bill Parsons, VP and Manager Investor Relations
(480) 947-1589